Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Lordstown Motors Corp. our report dated March 25, 2020, (which includes an explanatory paragraph relating to DiamondPeak Holdings Corp.’s ability to continue as a going concern) relating to the balance sheets of DiamondPeak Holdings Corp. as of December 31, 2019 and 2018, and the related statements of operations, changes in stockholders’ equity and cash flows for the year ended December 31, 2019 and for the period from November 13, 2018 (inception) through December 31, 2018.

/s/ WithumSmith+Brown, PC

New York, New York
December 23, 2020